February 6, 2019	Filed pursuant to Rule 433 Registration Statement Nos. 333-226485 and 333-226485-02

PRICING TERM SHEET

U.S.$1,000,000,000 3.410% Fixed Rate Guaranteed Notes due 2026

Issuer:	BP Capital Markets America Inc. (“BP Capital America”)

Guarantor:	BP p.l.c. (“BP”)

Title:	Fixed Rate Guaranteed Notes due 2026 (the “2026 Notes”)

Total Principal Amount Being Issued:	$1,000,000,000

Denomination:	The 2026 Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Issuance Date:	February 11, 2019

Guarantee:	Payment of the principal of and interest on the 2026 Notes is fully guaranteed by BP.

Maturity Date:	February 11, 2026

Day Count:	30/360

Day Count Convention:	Following Unadjusted

Interest Rate:	3.410% per annum

Date Interest Starts Accruing:	February 11, 2019

Interest Payment Dates:	February 11 and August 11 of each year, subject to the Day Count Convention.

First Interest Payment Date:	August 11, 2019

Treasury Benchmark:	2.625% due January 31, 2026

US Treasury Yield / Price:	2.590% / 100-07

Spread to Treasury:	T+82 bps

Re-offer Yield:	3.410%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2026 Notes are unsecured and unsubordinated and will rank equally with all of BP Capital America’s other unsecured and unsubordinated indebtedness.

Regular Record Dates for Interest:	The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

Payment of Additional Amounts:	In the event that BP is required to withhold any taxes by the laws of the jurisdiction in which BP is incorporated from a payment under the guarantees, BP will be required, subject to certain exceptions, to pay you an additional amount so that the net amount you receive is the amount specified in the 2026 Notes to which you are entitled.

Listing:	Application will be made to list the 2026 Notes on the New York Stock Exchange although neither BP Capital America nor BP can guarantee such listing will be obtained.

Redemption:	The 2026 Notes are not redeemable, except as described under “Description of Debt Securities and Guarantees—Optional Tax Redemption” on page 19 of the prospectus and as described below under “Optional Redemption”. The provision for optional tax redemption described in the prospectus will apply in respect of changes in tax treatments occurring after February 6, 2019.

Optional Redemption:	Prior to December 11, 2025 (the date that is two months prior to the scheduled maturity date for the 2026 Notes), BP Capital America has the right to redeem the 2026 Notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the 2026 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2026 Notes to be redeemed that would be due if such notes matured on December 11, 2025 (not including any portion of payments of interest accrued and unpaid to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 15 basis points, plus in either case accrued and unpaid interest to the date of redemption. On or after December 11, 2025 (the date that is two months prior to the scheduled maturity date for the 2026 Notes), BP Capital America has the right to redeem the 2026 Notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the 2026 Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the date of redemption. For purposes of determining the optional redemption price, the following definitions are applicable. “Treasury rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date. “Comparable treasury issue” means the U.S. Treasury security or securities selected by the quotation agent as having an actual or interpolated maturity comparable to the remaining term of the 2026 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes. “Comparable treasury price” means, with respect to any redemption date, the average of the reference treasury dealer quotations for such redemption date. “Quotation agent” means one of the reference treasury dealers appointed by BP Capital America. “Reference treasury dealer” means BNP Paribas Securities Corp., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC or their affiliates, each of which is a primary U.S. government securities dealer in the United States (a “primary treasury dealer”), and their respective successors, and two other primary treasury dealers selected by BP Capital America, provided, however, that if any of the foregoing shall cease to be a primary treasury dealer, BP Capital America shall substitute therefor another primary treasury dealer. “Reference treasury dealer quotations” means with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 5:00 p.m. New York time on the third business day preceding such redemption date.

Sinking Fund:	There is no sinking fund.

Further Issuances:	BP Capital America may, at its sole option, at any time and without the consent of the then existing note holders issue additional notes in one or more transactions subsequent to the date of the related prospectus supplement dated February 6, 2019 with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2026 Notes issued pursuant to the prospectus supplement. These additional notes will be deemed part of the same series as the 2026 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional notes the right to vote together with holders of the 2026 Notes issued pursuant to the prospectus supplement, provided that such additional notes will be issued with no more than de minimis original issue discount or will be part of a “qualified reopening” for U.S. federal income tax purposes.

Public Offering Price:	Per 2026 Note: 100.000%; Total: $1,000,000,000

Underwriters’ Discount:	Per 2026 Note 0.240%; Total: $2,400,000

Proceeds, Before Expenses, to Us:	Per 2026 Note: 99.760%; Total: $997,600,000

Underwriters:	BNP Paribas Securities Corp.	($166,666,000)
	Deutsche Bank Securities Inc.	($166,666,000)
	HSBC Securities (USA) Inc.	($166,666,000)
	Lloyds Securities Inc.	($166,666,000)
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	($166,666,000)
	Morgan Stanley & Co. LLC	($166,670,000)

CUSIP Number:	10373Q BE9

ISIN:	US10373QBE98

U.S.$1,000,000,000 4.234% Fixed Rate Guaranteed Notes due 2028

Issuer:	BP Capital Markets America Inc. (“BP Capital America”)

Guarantor:	BP p.l.c. (“BP”)

Title:	Fixed Rate Guaranteed Notes due 2028 (the “2028 Notes”)

Total Principal Amount Being Issued:	$1,000,000,000. The 2028 Notes offered under this free writing prospectus will have the same terms (other than inter alia the public offering price and issuance date), form part of the same series and trade freely with the $1,000,000,000 aggregate principal amount of 4.234% Fixed Rate Guaranteed Notes due 2028 issued on November 6, 2018 (the “Original 2028 Notes”). Upon completion of this offering, $2,000,000,000 aggregate principal amount of 2028 Notes and Original 2028 Notes will be outstanding.

Denomination:	The 2028 Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Issuance Date:	February 11, 2019

Guarantee:	Payment of the principal of and interest on the 2028 Notes is fully guaranteed by BP.

Maturity Date:	November 6, 2028

Day Count:	30/360

Day Count Convention:	Following Unadjusted

Interest Rate:	4.234% per annum

Date Interest Starts Accruing:	November 6, 2018

Interest Payment Dates:	May 6 and November 6 of each year, subject to the Day Count Convention.

First Interest Payment Date:	May 6, 2019

Treasury Benchmark:	3.125% due November 15, 2028

US Treasury Yield / Price:	2.691% / 103-22+

Spread to Treasury:	T+92 bps

Re-offer Yield:	3.611%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2028 Notes are unsecured and unsubordinated and will rank equally with all of BP Capital America’s other unsecured and unsubordinated indebtedness.

Regular Record Dates for Interest:	The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

Payment of Additional Amounts:	In the event that BP is required to withhold any taxes by the laws of the jurisdiction in which BP is incorporated from a payment under the guarantees, BP will be required, subject to certain exceptions, to pay you an additional amount so that the net amount you receive is the amount specified in the 2028 Notes to which you are entitled.

Listing:	The Original 2028 Notes issued on November 6, 2018 are listed on the New York Stock Exchange. Application will be made to list the additional 2028 Notes offered hereby on the New York Stock Exchange although neither BP Capital America nor BP can guarantee such listing will be obtained.

Redemption:	The 2028 Notes are not redeemable, except as described under “Description of Debt Securities and Guarantees—Optional Tax Redemption” on page 19 of the prospectus and as described below under “Optional Redemption”. The provision for optional tax redemption described in the prospectus will apply in respect of changes in tax treatments occurring after November 1, 2018.

Optional Redemption:	Prior to August 6, 2028 (the date that is three months prior to the scheduled maturity date for the 2028 Notes), BP Capital America has the right to redeem the 2028 Notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the 2028 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2028 Notes to be redeemed that would be due if such notes matured on August 6, 2028 (not including any portion of payments of interest accrued and unpaid to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 20 basis points, plus in either case accrued and unpaid interest to the date of redemption. On or after August 6, 2028 (the date that is three months prior to the scheduled maturity date for the 2028 Notes), BP Capital America has the right to redeem the 2028 Notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the 2028 Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the date of redemption. For purposes of determining the optional redemption price, the following definitions are applicable. “Treasury rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date. “Comparable treasury issue” means the U.S. Treasury security or securities selected by the quotation agent as having an actual or interpolated maturity comparable to the remaining term of the 2028 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes. “Comparable treasury price” means, with respect to any redemption date, the average of the reference treasury dealer quotations for such redemption date. “Quotation agent” means one of the reference treasury dealers appointed by BP Capital America. “Reference treasury dealer” means Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, NatWest Markets Securities Inc., SG Americas Securities, LLC and UBS Securities LLC or their affiliates, each of which is a primary U.S. government securities dealer in the United States (a “primary treasury dealer”), and their respective successors, and two other primary treasury dealers selected by BP Capital America, provided, however, that if any of the foregoing shall cease to be a primary treasury dealer, BP Capital America shall substitute therefor another primary treasury dealer. “Reference treasury dealer quotations” means with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 5:00 p.m. New York time on the third business day preceding such redemption date.

Sinking Fund:	There is no sinking fund.

Further Issuances:	BP Capital America may, at its sole option, at any time and without the consent of the then existing note holders issue additional notes in one or more transactions subsequent to the date of the related prospectus supplement dated February 6, 2019 with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2028 Notes issued pursuant to the prospectus supplement. These additional notes will be deemed part of the same series as the 2028 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional notes the right to vote together with holders of the 2028 Notes issued pursuant to the prospectus supplement, provided that such additional notes will be issued with no more than de minimis original issue discount or will be part of a “qualified reopening” for U.S. federal income tax purposes.

Public Offering Price:	Per 2028 Note: 104.965%, plus accrued interest from and including November 6, 2018 to, but excluding February 11, 2019; Total: $1,049,650,000, plus accrued interest from and including November 6, 2018 to, but excluding February 11, 2019.

Underwriters’ Discount:	Per 2028 Note: 0.300%; Total: $3,000,000

Proceeds, Before Expenses, to Us:	Per 2028 Note: 104.665%; Total: $1,046,650,000

Underwriters:	BNP Paribas Securities Corp.	($166,666,000)
	Deutsche Bank Securities Inc.	($166,666,000)
	HSBC Securities (USA) Inc.	($166,666,000)
	Lloyds Securities Inc.	($166,666,000)
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	($166,670,000)
	Morgan Stanley & Co. LLC	($166,666,000)

CUSIP Number:	10373Q AE0

ISIN:	US10373QAE08

Supplemental Information on U.S. Taxation:	BP Capital America expects that the 2028 Notes will be treated as issued in a “qualified reopening” of the outstanding U.S. $1,000,000,000 4.234% Fixed Rate Guaranteed Notes due 2028 (CUSIP No. 10373Q AE0, ISIN US10373QAE08), previously issued by BP Capital America for U.S. federal income tax purposes. Debt securities issued in a qualified reopening for U.S. federal income tax purposes are deemed to be part of the same issue as the original debt securities. Under such treatment, the 2028 Notes would have the same issue date, the same issue price and the same adjusted issue price as the Original 2028 Notes for U.S. federal income tax purposes. Payments on the 2028 Notes that are attributable to pre-issuance accrued interest should not be includible in income. A United States holder acquiring the 2028 Notes pursuant to this offering generally will be treated as acquiring the notes with premium, as described in the accompanying prospectus under “Tax Considerations—United States Taxation—United States Holders—Debt Securities Purchased at a Premium.” However, because the 2028 Notes may be redeemable by BP Capital America prior to maturity at a premium, special rules may apply that could reduce, eliminate or defer the amount of premium that you may amortize with respect to the 2028 Notes. Please consult your tax advisor about the effect of BP Capital America’s optional redemption right on your ownership of the 2028 Notes.

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No PRIIPs KID — No PRIIPs key information document (KID) has been prepared as the 2026 Notes and the 2028 Notes are not available to retail in the EEA.

We expect that delivery of the 2026 Notes and 2028 Notes will be made to investors on or about February 11, 2019 (such settlement being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any date prior to two business days before delivery will be required, by virtue of the fact that the securities initially will settle in T+3, to specify any alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the securities who wish to make such trades should consult their own advisors.

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, HSBC Securities (USA) Inc. toll- free at 1-866-811-8049, Lloyds Securities Inc. toll-free at 1-212-827-3138, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 and Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.